EXHIBIT 99.1

      GALES INDUSTRIES
      INCORPORATED

      Michael A. Gales, Executive Chairman

      631-968-5000 ext: 124

PRESS RELEASE: Gales Industries Incorporated Secures Two-Year Extension of Exclusive Strategic Spares Alliance with Northrop Grumman; Three Additional Two-Year Options Have Total Estimated Value of $12 Million

Dow Jones & Company, Inc. -- May 15, 2006

BAY SHORE, N.Y.--(BUSINESS WIRE)--May 15, 2006--

      Gales Industries Incorporated (OTC BB: GLDS), an emerging operating group within the aerospace/defense industry, today announced the extension of the exclusive Strategic Spares Alliance (SSA) between its subsidiary, Air Industries Machining Corp., and Northrop Grumman Corporation, a leading global defense company headquartered in Los Angeles, CA. The estimated value of this 2-year SSA is $3 million. The Alliance contains three additional 2-year options, with a total estimated value of $12 million.

      The Alliance encompasses all of the spare machined parts and sub-assemblies for out-of-production Northrop Grumman aircraft, including the A-10, C2A, E-2C, EA6B, F-5, F-14, and F-18C/D. Since the inception of the program in May 2004, Air Industries has delivered several thousand parts, valued at over $1.7 million. Under the terms of the Alliance, Air Industries is the exclusive supplier to Northrop Grumman for these items. In return, Air Industries continues to meet the stringent performance criteria pertaining to quote- response, delivery and quality. In supporting the program requirements, Air Industries applies both its internal manufacturing expertise, and cognizance of integrated supply chain necessities.

      Peter Rettaliata, President and CEO of Gales Industries announced, "This extension will ensure a steady and reliable supply of parts for aircraft still in use by the US and its allies, but which are no longer in production. The SSA between Gales and Northrop Grumman has proved its value to both parties since it began two years ago, and we are now positioned for it to continue for at least another two years or more. We look forward to continuing our healthy relationship with Northrop Grumman and to providing them with timely, high-grade aviation parts for their applications."


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      Gales' Executive Chairman, Michael A. Gales, stated, "We are very pleased with the news that our Strategic Spares Alliance with Northrop Grumman has been extended. Warfighting has grown more technological and complex, but equipment must be kept in top condition, and that means replacing worn parts with new ones, or lives are put at risk. The extension of our SSA will help ensure that the warfighters of the US and its many allies continue to have the necessary aircraft in combat-ready condition for the numerous missions they face around the world."

ABOUT GALES INDUSTRIES INCORPORATED

      Gales' strategy and attendant tactical plan is to execute consolidation among Tier III and IV aerospace/defense subcontractors. Gales offers a tailored exit strategy in exchange for qualified acquisitions and targets technically superior organizations in the $15-100 million annual range. Gales is an operating/holding and management services integrator group within the defense/aerospace field, focusing on manufacturing, technical services and strategic product distribution opportunities.

ABOUT NORTHROP GRUMMAN CORPORATION

      Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, CA. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 125,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves US and international military, government and commercial customers.

      Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.


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CONTACT: Porter, LeVay & Rose, Inc.
         Michael Porter, President - Investor Relations
         Tel: 212-564-4700
         Fax: 212-244-3075
         www.plrinvest.com
         plrmail@plrinvest.com

         or

         Gales Industries Incorporated
         Michael A. Gales, Executive Chairman
         631-968-5000 ext. 124

SOURCE: Gales Industries Incorporated Copyright Business Wire 2006


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